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                                                                      EXHIBIT 11
                                                                      ----------

                      EXHIBIT (11)* TO REPORT ON FORM 10-Q

                       TELXON CORPORATION AND SUBSIDIARIES

                 COMPUTATION OF FULLY DILUTED EARNINGS PER SHARE

                 (Dollars in Thousands Except Per Share Amounts)

                                                                      Three Months Ended June 30,
                                                        --------------------------------------------------------
                                                                  1996                           1995
                                                        -----------------------        -------------------------
Net (loss) income applicable to common shares                      $(4,797)                       $2,229
                                                        =======================        ======================

Weighted average common shares outstanding
      for the period                                                16,544                        16,102
                                                        =======================        ======================

(Loss) earnings per common share:
       On the weighted average common
              shares outstanding for the year **                     $(.29)                         $.08



*        Numbered in accordance with Item 601 of Regulation S-K.

** This calculation is submitted in accordance with Regulation S-K Item 601(b)(1) although not required for income statement presentation because it results in dilution of less than three percent. The Company's 5-3/4% Convertible Subordinated Notes and 7-1/2% Convertible Subordinated Debentures were omitted from the fully diluted calculation due to their antidilutive effect.
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